                                                                  Exhibit 5(a)-1


                          INVESTMENT ADVISORY AGREEMENT


                                  July 7, 1989


Great Western Financial
  Advisors Corporation
888 South Figueroa Street, Suite 1100
Los Angeles, California  90017

Dear Sirs:

         GW Sierra Trust Funds (the "Company"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, hereby agrees with Great Western Financial Advisors Corporation ("GW Advisors"), a corporation organized under the laws of the state of California, as follows:

         1.       Investment Description; Appointment

         The Company desires to employ the capital of GW Global Income Money Market Fund (the "Fund") by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Master Trust Agreement, as amended, and in its Prospectus and Statement of Additional Information relating to the Fund as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Company. Copies of the Company's Prospectus, Statement of Additional Information and Master Trust Agreement, as amended, have been or will be submitted to GW Advisors. The Company agrees to provide copies of all amendments to the Company's Prospectus, Statement of Additional Information and Master Trust Agreement to GW Advisors on an on-going basis. The Company desires to employ and hereby appoints GW Advisors to act as investment advisor to the Fund. GW Advisors accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

         2.       Services as Investment Advisor

         Subject to the supervision and direction of the Board of Trustees of the Company, GW Advisors has general oversight responsibility for the investment advisory services provided to the Fund and will exercise this responsibility in accordance with the Company's Master Trust Agreement, the Investment

Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, and with the Fund's investment objective(s) and policies as stated in the Company's Prospectus and Statement of Additional Information relating to the Fund as from time to time in effect. In connection therewith, GW Advisors will, among other things, (a) participate in the formulation of the Fund's investment policies, (b) analyze economic trends affecting the Fund, (c) monitor the expenses incurred by the Fund, (d) monitor the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Act of 1934) that are provided to the Fund and may be considered by the Fund's investment sub-adviser in selecting brokers or dealers to execute particular transactions and (e) monitor and evaluate the services provided by the Fund's investment sub-adviser under its investment sub-advisory agreement, including, without limitation, the sub-advisor's adherence to the Fund's investment objective(s) and policies and the Fund's investment performance.

         3.       Information Provided to the Company

         GW Advisors will keep the Company informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Company from time to time with whatever information GW Advisors believes is appropriate for this purpose.

         4.       Standard of Care

         GW Advisors shall exercise its best judgment in rendering the services described in paragraph 2 above. GW Advisors shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or (b) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         5.       Compensation

         (a) In consideration of the services rendered pursuant to this Agreement, the Company will pay GW Advisors on the first business day of each month a fee for the previous month at the annual rate of .50% of the Fund's average daily net assets, out of which fee GW Advisors shall pay to the sub-investment advisor of the Fund (the "Sub-Advisor") the fee required under the Investment Sub-Advisory Agreement relating to the Fund among the Company, GW Advisors and the Sub-Advisor. The fee for the period from the date the Company's initial registration statement is declared effective by the Securities and Exchange Commission to the end of the month during which the initial registration statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period.

         (b) If in any month the aggregate average daily net assets of the Fund together with the Company's GW U.S. Government Money Market and GW California Municipal Money Market Funds (collectively, the "Money Market Funds") is greater than $500 million, the fee to be paid to GW Advisors hereunder, net of amounts payable to the Sub-Advisor, on the Fund's average daily net assets will be reduced to .40% with respect to the Fund's prorated portion of the aggregate average daily net assets of all the Money Market Funds in excess of $500 million calculated by multiplying its average daily net assets by a fraction, the numerator of which is such net assets and the denominator of which is the aggregate average daily net assets of the Company Funds.

         (c) Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to GW Advisors, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Company's Prospectus or Statement of Additional Information relating to the Fund as from time to time in effect.

         6.       Expenses

         GW Advisors will bear all expenses in connection with the performance of its services under this Agreement, including, without limitation, payment of the sub-advisory fee to the Sub-Advisor. The Company will bear certain other expenses to be incurred in its operation, including but not limited to: organizational expenses; taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Company who are not officers, directors, or employees of GW Advisors, the Company's sub-investment advisors, the Fund's sub-administrator or any of their affiliates; Securities and Exchange Commission fees and state Blue Sky qualification fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and the Company's sub-administrator and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Company's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Company and of the officers or Board of Trustees of the Company; and any extraordinary expenses. In addition, the Fund pays a distribution fee pursuant to the terms of a Distribution Plan adopted under Rule 12b-1 of the Investment Company Act of 1940.

         7.       Reimbursement to the Company

         If in any fiscal year of the Fund the aggregate expenses of the Fund (including fees pursuant to this Agreement, the sub-advisory agreement with the Sub-Advisor and the Fund's administration and sub-administration agreements, but excluding interest, taxes, brokerage, distribution fees relating to the Fund paid pursuant to the Company's Distribution Plan and, if permitted by the relevant state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, GW Advisors will reimburse the Fund for the excess expense to the extent required by state law. A fee reduction pursuant to this paragraph 7, if any, will be estimated and reconciled monthly. GW Advisors shall not be required to reimburse any amount in excess of the advisory fee paid to it pursuant to this Agreement.

         8.       Services to Other Companies or Accounts

         The Company understands that GW Advisors now acts as investment adviser to the other investment funds of the Company, and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to one or more other investment companies or series of investment companies, and the Company has no objection to GW Advisors so acting. The Company understands that the persons employed by GW Advisors to assist in the performance of GW Advisors' duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of GW Advisors or any affiliate of GW Advisors to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         9.       Term of Agreement

         This Agreement shall become effective as of the date the Fund commences its investment operations and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Company or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Trustees of the Company or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by GW Advisors. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act). GW Advisors agrees to notify the Company of any circumstances that might result in this Agreement being deemed to be assigned.

         10.      Representations of the Company and GW Advisors

         The Company represents that (i) a copy of its Master Trust Agreement, dated February 22, 1989, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, (ii) the appointment of GW Advisors has been duly authorized and (iii) it has acted and will continue to act in conformity with the requirements of the Investment Company Act of 1940 and other applicable laws.

         GW Advisors represents that it is authorized to perform the services described herein.

         11.      Limitation of Liability

         This Agreement has been executed on behalf of the Company by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this Agreement shall be binding upon the assets and property of the Fund only and not upon the assets and property of any other investment fund of the Company and shall not be binding upon any Trustee, officer or shareholder of the Fund and/or the Company individually.

         12.      Entire Agreement

         This Agreement constitutes the entire agreement between the parties hereto.

         13.      Governing Law

         This Agreement shall be governed in accordance with the laws of the State of Massachusetts.

         If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                        Very truly yours,

                                        GW SIERRA TRUST FUNDS



                                        By:    /s/
                                            ---------------------------------
                                                         President

Accepted:

GREAT WESTERN FINANCIAL ADVISORS CORPORATION


By:   /s/
   ----------------------------------
   Title: President